|Company logo|                       Marlon Nurse, VP - Investor Relations
                                      Jeffrey Myhre, VP - Editorial

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   Seven Penn Plaza | New York, NY 10001 | 212-564-4700 | FAX 212-244-3075 |
                   www.plrinvest.com | plrmail@plrinvest.com


NATIONAL INVESTMENT MANAGERS INCORPORATED
(212) 389-7835
Steven J. Ross, CEO

      NATIONAL INVESTMENT MANAGERS INC. CLOSES ACQUISITION OF HOUSTON-BASED NATIONAL ACTUARIAL PENSION SERVICES, INC. EXPANDING FOOTPRINT INTO TEXAS

          NIM Now Administers Approximately 7,000 Plans with $7 Billion in Assets under Administration

                  President Charles N. McLeod to Remain at NAPS


NEW YORK,  NY,  December 5, 2006 -- National  Investment  Managers Inc. (OTC BB:
NIVM), a nationally-operated and regionally-based retirement plan administration and investment management company, announced today it has closed on the acquisition of National Actuarial Pension Services of Houston, Texas. The acquisition is valued at $2.45 million, of which $700,000 is in the form of notes and the remaining $1.75 million is cash. This is the first company NIM has acquired in the Texas market and illustrates the Company's strategic and focused acquisitive plan.

NAPS administers roughly 600 plans and has assets valued at approximately $600 million under administration. This brings the NIM totals to approximately 7,000 administered plans and $7 billion under administration. As a result of this purchase, NIM will add 15 staff from the NAPS single office in Houston. This is the seventh acquisition NIM has made as part of its two-track expansion plan that relies on organic growth coupled with the acquisition of new plan administration and investment management companies.

President of NAPS, Charles N. McLeod, will continue in his role with NAPS as the company integrates into NIM. McLeod has built a luminary reputation within the retirement planning industry during his decades in business. In addition to running NAPS, McLeod provides qualified plan seminars for programs sponsored by the Texas Society of Certified Public Accountants, the Houston CPA Society and various financial planning, accounting, attorney, insurance and actuarial groups in the Houston area. He has also served as a Moderator for the Charles D. Spencer & Associates Annual Pension Consultants Conference for over 20 years. He has been a member of ASPPA for over 30 years, is an Enrolled Actuary, a Member of the American Academy of Actuaries and a Fellow of the Conference of Consulting Actuaries. McLeod is a graduate of Washburn University with a BA in Mathematics from Washburn University, and he undertook advanced pension actuarial studies at the University of Iowa.

Steven Ross, CEO of National Investment Managers, said, "This purchase brings much more to NIM than just the NAPS portfolio of business. Chuck McLeod is an icon in the industry and runs an excellent and profitable operation. Moreover, he also has established himself in government circles as an expert on retirement policies. He has been an expert witness for the IRS on various cases and has testified on pension reform in Washington. We have acquired a great deal of industry expertise as well as a fine practice with this acquisition."

He added, "This purchase also brings NIM into the Texas market. One of our goals is to be well-represented in each of the top ten markets, which certainly includes Texas. It is our intention to continue this expansion across the Lone Star State as well as into other markets in the US."

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McLeod stated, "We are pleased to join the National Investment Managers group of companies. NIM has developed a business model that offers numerous advantages and has positioned itself to be a dynamic management service company. NAPS has built a name and reputation for itself that we will retain, and at the same time, we gain access to the resources of a nationwide operation and all the efficiencies and support that entails. Having built this business up over the last 26 years, I am very excited by this opportunity to write a new chapter in the NAPS history book."

The NAPS acquisition is the seventh since NIM began implementing its acquisition plans. It follows the October acquisition of three subsidiaries of Florida's LAMCO group: Lamoriello & Co., Inc., Circle Pension, Inc. and Southeastern Pension Services, Inc. Collectively, the LAMCO acquisitions added approximately 1,000 plans to NIM's totals with 25,000 plan participants and have $1.1 billion in assets under administration.

The member firms of National Investment Managers provide pension administration services, retirement planning, defined benefit services, asset preservation, general insurance and asset management services. In addition to the Houston market NAPS serves, wholly-owned subsidiaries of National Investment Managers are also based in Orlando and Jacksonville, FL; Providence, RI; Horsham, PA;
Haddonfield, NJ; North Attleboro, MA; Valley Forge, PA; Los Angeles, CA; Seattle, WA; Portland and Bend, OR; and New York City and White Plains, NY.

About National Investment Managers Inc.
National Investment Managers Inc. is a holding company and a consolidator of pension plan administration, investment management and insurance businesses. Its strategy includes a custom-tailored acquisition formula for each acquired business, which allows local and regional entities to retain their autonomy while benefiting from the reach that a national presence offers. In addition, the Company's approach offers entrepreneurs in these businesses an exit strategy suited to their specific needs. National Investment Managers targets businesses with stable cash flows and high operating margins to ensure successful integration of operations once a sale is concluded. Acquired companies continue to operate under their own brands, usually with minimal staff turnover to ensure that relationships of many years' standing are not disrupted. At the same time, these formerly small businesses can cross-sell related financial services under the National Investment Managers umbrella and enjoy administrative and other support from around the country.


Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company's future prospects. They are based on the Company's current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to raise capital, identify and complete acquisitions, integrate the acquired businesses, improve upon the operations of the acquired business units, and generate cash and profits. Further information about these and other relevant risks and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.


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